EXHIBIT 10.24

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K

FOR FISCAL YEAR ENDED DECEMBER 31, 2006

SUMMARY OF PERQUISITES FOR EXECUTIVE OFFICERS

OF PEOPLES BANCORP INC.

Based on business need, on a case-by-case basis, the Compensation Committee of the Board of Directors (the “Committee”) of Peoples Bancorp Inc. (“Peoples”) grants the use of a company-paid automobile and country club membership to selected executive officers of Peoples to further business development on behalf of Peoples. Expenses relating to personal use of the country club amenities are either reimbursed to Peoples or paid by the executive officer. Expenses relating to personal use of company automobiles are reported as income to the executive officer.

On January 12, 2006, the Committee approved the adoption of an Executive Health Program for the executive officers. The Executive Health Program provides an opportunity for each named executive officer to participate in a comprehensive medical screening annually at the expense of Peoples. Participation is voluntary. The objective of the Executive Health Program is the early identification of potential health problems and the prompt, expert treatment of any medical problems detected, which could negatively impact Peoples’ financial performance or current management succession plans.